Exhibit 99

Media Contacts:	Investor Contacts:
Susan Busch, Senior Director, Public Relations	Bill Seymour, Vice President, Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6122 or bill.seymour@bestbuy.com

Lisa Hawks, Director, Public Relations	Mollie O’Brien, Director, Investor Relations
(612) 291-6150 or lisa.hawks@bestbuy.com	(612) 291-7735 or mollie.obrien@bestbuy.com

Adam Hauser, Director, Investor Relations
(612) 291-4446 or adam.hauser@bestbuy.com

BEST BUY OUTLINES ITS STRATEGY AND ACTIONS TO DRIVE SHAREHOLDER VALUE

MINNEAPOLIS — April 14, 2011 — Today, at a company-held meeting for the financial community, Best Buy Co., Inc. (NYSE: BBY) intends to outline its strategic growth plans for its domestic and international businesses.

Senior executives are expected to review the initiatives that will support the company’s strategic priorities, which focus on accessing a larger market, profitable new growth opportunities, and structural opportunities.

Strategic Priorities

The company will share information about its strategic priorities aimed to capture new growth opportunities in key categories and channels; fund growth efforts through structural opportunities and improve returns:

•                  Access to a larger market.

•                  Best Buy foresees significant incremental opportunity in accessories, content, connections and services.  The total current industry opportunity, estimated today at $420 billion, is more than 2.5x the traditional consumer electronics hardware market.

•                  Capturing new growth opportunities in key categories and channels.

•                  Significantly expanding Best Buy’s online presence in the United States, with a goal of doubling the current $2 billion online business within 3 to 5 years.

•                  Scaling Best Buy Mobile as part of the company’s multi-channel strategy with an estimated total of 600 to 800 Best Buy Mobile stand-alone stores in the United States within five years.

•                  Investing in proven international businesses such as Five Star, our profitable Chinese brand in the Best Buy family. Best Buy expects to grow to 400 to 500 Five Star stores in the next five years.  The company believes it can more than double its revenues in China to $4 billion within five years.

•                  Funding growth efforts through structural opportunities.

•                  Maximizing the pricing and assortment across Best Buy’s U.S. channels to drive higher conversion and overall price impression for the brand.

•                  Driving returns in Best Buy’s U.S. stores through specific actions to improve store productivity while increasing points of presence, including an anticipated 10 percent reduction in US “big box” store square footage over the next three to five years, resulting in expected annual savings of $70 million to $80 million, when fully realized.

Fiscal 2012 Outlook

The company will reiterate its fiscal 2012 guidance as announced on March 24, 2011.  The company will further discuss the following additional elements of its fiscal 2012 financial outlook:

•                  Projected 10 million U.S. Connections sold in fiscal 2012, driven primarily by Best Buy Mobile. (“Connections” defined as mobile phone, home broadband, mobile broadband and video service units)

•                  Anticipated free cash flow of $2 billion to $2.5 billion for fiscal 2012.

•                  Confirmation of current share repurchase activity and a goal of fully utilizing its existing share repurchase authorization of $1.3 billion in fiscal 2012, subject to market conditions and other factors.

Fiscal 2011 Results

In addition to the results previously announced on March 24, 2011, the company will discuss the following additional details regarding its fiscal 2011 performance (unaudited):

Revenue by Country ($ in millions)	Fiscal 2011
United States	$37,186
Europe	5,511
Canada	5,468
China(1)	1,952
Mexico	114
Other	41
Total revenue	$50,272

(1)   Revenue from Five Star comprises $1,749 of the total China revenue.

Free Cash Flow ($ in millions)	Fiscal 2011
Free cash flow(2)	$446

(2)   Free cash flow is defined as cash provided by operating activities less capital expenditures.

The Best Buy Investor and Analyst Day will be held today, Thursday, April 14, 2011, at the company’s corporate campus in Richfield, Minn. The conference will begin at 10:00 am CT and will be available in its entirety through a live webcast and replay on www.bby.com. Presentation materials also will be publicly available on the Investor Relations page of www.bby.com.

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market constraints, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures.  A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 28, 2010. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe, China and Mexico, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $50 billion in annual revenue and includes brands such as Best Buy, Audiovisions, Best Buy Mobile, The Carphone Warehouse, Five Star, Future Shop, Geek Squad, Magnolia Audio Video, Napster, Pacific Sales, and The Phone House. Approximately 180,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in our communities. Community partnership is central to the way Best Buy does business. In fiscal 2011, the company donated approximately $25 million to improve the vitality of the communities where its employees and customers live and work. For more information about Best Buy, visit www.bby.com.